WY Secretary of State

FILED: 10/14/2020 12:34 PM

Original ID: 2014-000672243

Amendment ID: 2020-003037435

AMENDED AND RESTATED ARTICLES OF INCORPORATION

MedGen, Inc., a corporation organized and existing under the laws of the State of Wyoming, hereby certifies as follows:

1. Originally incorporated under the laws of Nevada on October 22, 1996 under the name of Med Gen Inc., Foreign Profit Corporation Articles of Domestication were filed with the Secretary of State of Wyoming on September 18, 2014 under the name of Northstar Global Business Services, Inc.

2.Pursuant to Article 10 of the Wyoming Business Corporation Act, these Amended and Restated Articles of Incorporation restate, integrate, and further amend the provisions of the Articles of Incorporation of this corporation.

3.The text of the Amended and Restated Articles of Incorporation as heretofore amended or supplemented is hereby restated and further amended to read in its entirety as follows:

ARTICLES OF INCORPORATION

OF

MEDGEN, INC.

ARTICLE I. NAME

The name of the corporation is MedGen, Inc. (the “Corporation”).

ARTICLE II. REGISTERED OFFICE

The address of the Corporation’s registered office in the State of Wyoming is 1910 Thomes Ave., Cheyenne, WY 82001. The name of the registered agent at such address is InCorp Services, Inc.

ARTICLE III. PURPOSE

The purpose or purposes of the corporation is to engage in any lawful act or activity for which corporations may be organized under the Wyoming Business Corporation Act.

ARTICLE IV. CAPITAL STOCK

The Corporation is authorized to issue two classes of shares to be designated, respectively, “Common Stock” and “Preferred Stock”. The number of shares of Common Stock authorized to be issued is Five Hundred Billion (500,000,000,000). The number of shares of Preferred Stock authorized to be issued is Ten Million (10,000,000). The Preferred Stock and the Common Stock shall each have no par value.

(a) Provisions Relating to the Common Stock. Each holder of Common Stock is entitled to one vote for each share of Common Stock standing in such holder’s name on the records of the Corporation on each matter submitted to a vote of the stockholders, except as otherwise required by law.

(b) Provisions Relating to Preferred Stock. Pursuant to WY Stat § 17-16-602 of the Wyoming Business Corporation Act, and this Article IV of the Corporation’s Articles of Incorporation, the following shall constitute designations of the Corporation’s Preferred Stock:

(i) Series A Preferred Stock. One Hundred Thousand (100,000) shares of Series A Preferred Stock are designated (the "Series A Preferred Stock").

i.	Conversion Rights. Each share of Series A Preferred Stock shall convert, at the option of the holder thereof at any time, into One Thousand (1,000) shares of Common Stock in the Corporation.

i.	Voting Rights. The holders of Series A Preferred Stock shall have the right to cast One Thousand (1,000) votes for each share held of record on all matters submitted to a vote of holders of the Corporation’s common stock, including the election of directors, and all other matters as required by law. There is no right to cumulative voting in the election of directors. The holders of Series A Preferred Stock shall vote together with all other classes and series of common stock of the Corporation as a single class on all actions to be taken by the common stock holders of the Corporation except to the extent that voting as a separate class or series is required by law.

ii.	Dividends. The holders of Series A Preferred Stock shall not be entitled to receive dividends when, and if declared by the Board of Directors.

iii.	Liquidation. In the event of any dissolution, liquidation or winding up of the Corporation (a “Liquidation”), whether voluntary or involuntary, the holders of Series A Preferred Stock shall be entitled to participate in any distribution out of the assets of the Corporation on an equal basis per share with the holders of the Common Stock, the Series C Preferred Stock and the Series E Preferred Stock.

(ii) Series C Preferred Stock. One Million (1,000,000) shares of Series C Preferred Stock are designated (the "Series C Preferred Stock").

i.	Conversion Rights. Upon an effective registration statement filed by the Corporation with the Securities and Exchange Commission, the outstanding shares of Series C Preferred Stock shall be automatically converted into Three Hundred and Fifty Billion (350,000,000,000) shares of common stock of the Corporation.

ii.	Voting. The holders of Series C Preferred Stock shall have the right to cast 70% of the entire vote on all matters submitted to a vote of holders of the Corporation’s common stock and any other series of voting preferred stock, including the election of directors, and all other matters as required by law. There is no right to cumulative voting in the election of directors. The holders of Series C Preferred Stock shall vote together with all other classes and series of common stock and voting preferred stock of the Corporation as a single class on all actions to be taken by the common stock and voting preferred stock of the Corporation except to the extent that voting as a separate class or series is required by law.

iii.	Dividends. The holders of Series C Preferred Stock shall be entitled to receive dividends when, as and if declared by the Board of Directors, in its sole discretion.

iv.	Liquidation. In the event of any dissolution, liquidation or winding up of the Corporation (a “Liquidation”), whether voluntary or involuntary, the holders of Series A Preferred Stock shall be entitled to participate in any distribution out of the assets of the Corporation on an equal basis per share with the holders of the Common Stock, the Series A Preferred Stock and the Series E Preferred Stock.

(iii) Series E Preferred Stock. Ninety-Eight (98) shares of Series E Preferred Stock are designated (the “Series E Preferred Stock”).

i.	Conversion Rights. The Series E Preferred Stock does not have conversion rights

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i.	Voting. For as long as any share of the Series C Preferred Stock remains outstanding, the holders of Series E Preferred Stock shall have the right to cast one (1) vote for each share held of record on all matters submitted to a vote of holders of the Corporation’s common stock, including the election of directors, and all other matters as required by law. There is no right to cumulative voting in the election of directors. The holders of Series E Preferred Stock shall vote together with all other classes and series of common stock of the Corporation as a single class on all actions to be taken by the common stock holders of the Corporation except to the extent that voting as a separate class or series is required by law. If all shares of Series C Preferred Stock have converted to Common Stock as a result of the mandatory conversion feature of the Series C Preferred Stock, then each one (1) share of Series E Preferred Stock shall have voting rights equal to (x) 0.019607 multiplied by the total issued and outstanding Common Stock and Preferred Stock eligible to vote at the time of the respective vote (the “Numerator”), divided by (y) 0.49, minus (z) the Numerator. For avoidance of doubt, if the total issued and outstanding Common Stock and Preferred Stock eligible to vote at the time of the respective vote is 5,000,000, the voting rights of one share of the Series E Preferred Stock shall be equal to 102,036 votes. ((0.019607 x 5,000,000) / 0.49) – (0.019607 x 5,000,000) = 102,036.

i.	Dividends. The holders of Series E Preferred Stock shall be entitled to receive dividends when, as and if declared by the Board of Directors, in its sole discretion.

ii.	Liquidation. In the event of any dissolution, liquidation or winding up of the Corporation (a “Liquidation”), whether voluntary or involuntary, the holders of Series A Preferred Stock shall be entitled to participate in any distribution out of the assets of the Corporation on an equal basis per share with the holders of the Common Stock, the Series A Preferred Stock and the Series C Preferred Stock.

(c) Additional Provisions Relating to the Preferred Stock. The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article IV, to provide for the issuance of additional shares of Preferred Stock in accordance with WY Stat § 17-16-602 of the Wyoming Business Corporation Act, in one or more series, and by filing a designation pursuant to the applicable law of the State of Wyoming, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualification, limitations or restrictions thereof.

(d) Consideration for Shares. The Common Stock and the Preferred Stock authorized by this Article IV shall be issued for such consideration as shall be fixed, from time to time, by the Board of Directors.

(e) Non-Assessment of Stock. The capital stock of the Corporation, after the amount of the subscription price has been fully paid, shall not be assessable for any purpose, and no stock issued as fully paid shall ever be assessable or assessed, and the Articles shall not be amended in this particular. No stockholder of the Corporation is individually liable for the debts or liabilities of the Corporation.

ARTICLE V. BOARD OF DIRECTORS

(a) Number. The number of directors, constituting the entire Board of Directors shall be fixed from time to time by vote of a majority of the entire Board of Directors, provided, however, that the number of directors shall not be reduced so as to shorten the terms of any director at any time in office.

(b)Vacancies. Vacancies on the Board shall be filled by the affirmative vote of the majority of the remaining directors, though less than a quorum of the Board of Directors, or by election at an annual meeting or at a special meeting of the stockholders called for that purpose.

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ARTICLE VI. BY-LAWS

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

ARTICLE VII. AMENDMENT

No amendment or restatement of this Articles of Incorporation shall be valid unless approved by holders of a majority of the voting rights of the Corporation which shall expressly include voting rights associated with the outstanding shares of Common Stock and Preferred Stock of the Corporation.

ARTICLE VIII. LIABILITY

To the fullest extent permitted by the Wyoming Business Corporation Act as the same exists or as may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director of the Corporation. Any amendment or repeal of this Article VIII will not eliminate or reduce the effect of any right or protection of a director of the Corporation existing immediately prior to such amendment or repeal.

ARTICLE IX. COMBINATIONS WITH INTERESTED STOCKHOLDERS

Election Not to Be Subject to the Restrictions in WBCA 17-18-104(b) Related to Restrictions on Business Combinations. The Corporation elects not to be subject to the restrictions in WBCA 17-18-104(b).

Election Not to Be Subject to the Restrictions in WBCA 17-18-105 Through 17-18-111 Related to Takeover Protection Provisions. The Corporation elects not to be subject to the restrictions in WBCA 17-18-105 through 17-18-111.

ARTICLE X. SHAREHOLDER ACTION WITHOUT A MEETING

Any action required or permitted by the Wyoming Business Corporation Act to be taken at a shareholders’ meeting may be taken without a meeting, and without prior notice, if consents in writing setting forth the action so taken are signed by the holders of outstanding shares having not less than the minimum number of votes that would be required to authorize or take the action at a meeting at which all shares entitled to vote on the action were present and voted. The written consent shall bear the date of signature of the shareholder(s) who signs the consent and be delivered to the corporation for inclusion in the minutes or filing with the corporate records.

I, THE UNDERSIGNED, being the Chief Executive Officer of MedGen, Inc. pursuant to the Wyoming Business Corporation Act, do make this certificate, hereby declaring and certifying, under penalties of perjury, that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 29th day of September, 2020.

By: /s/ Adir Iakya

Adir Iakya,

Chief Executive Officer

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